Exhibit 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT is made as of September 29, 2006 by and between First Data Corporation, a Delaware corporation (“First Data”), and The Western Union Company, a Delaware corporation (“Western Union”).

WHEREAS, First Data, through certain of its Subsidiaries, is, among other things, engaged in the business of providing money transfer, consumer to biller payment services, retail money orders and certain prepaid services (the “Western Union Business”);

WHEREAS, the Board of Directors of First Data has determined that it would be advisable and in the best interests of First Data and its stockholders for First Data to transfer to Western Union those Subsidiaries of First Data that are engaged in the Western Union Business and certain other assets related thereto;

WHEREAS, First Data has agreed to transfer, or cause to be transferred, to Western Union such Subsidiaries;

WHEREAS, the Board of Directors of First Data has determined that it would be advisable and in the best interests of First Data and its stockholders for First Data to distribute on a pro rata basis to the holders of First Data’s common stock, $0.01 par value, without any consideration being paid by the holders of such common stock, all of the outstanding shares of Western Union common stock, $0.01 par value, then owned by First Data;

WHEREAS, First Data and Western Union have entered into a Separation and Distribution dated as of the date hereof (the “Distribution Agreement”) in order to carry out, effect and consummate the foregoing transactions; and

WHEREAS, to facilitate the transactions described above, First Data and Western Union deem it to be appropriate and in the best interests of First Data and Western Union that First Data provide certain Services to Western Union and Western Union provide certain Services to First Data, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Unless otherwise defined herein, each capitalized term shall have the meaning specified for such term in the Distribution Agreement. As used in this Agreement:

(a) “Action” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Authority.

(b) “Additional Services” means the Additional First Data Services or the Additional Western Union Services, individually, or the Additional First Data Services and the Additional Western Union Services, collectively, as the context may indicate. Any Additional Services provided pursuant to this Agreement shall be deemed to be “Services” under this Agreement.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. After the Distribution, Western Union and First Data shall not be deemed to be under common Control for purposes hereof due solely to the fact that Western Union and First Data have common stockholders.

(d) “Agreement” means this Transition Services Agreement together with those portions of the Distribution Agreement referenced herein and all Annexes attached hereto and incorporated herein by this reference and all amendments, modifications and changes hereto and thereto.

(e) “Authorized Representative” means any of the individuals listed on Annex A.

(f) “Consent” means a Governmental Consent or a Third Party Consent.

(g) “Control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled by” and “under common Control” have meanings correlative to the foregoing.

(h) “Distributed Companies” means FDCS Holdings, CESI Holdings, TeleCheck EBP RE, Ltd., IPS Holdings, Inc., Virtual Financial Services, LLC, First Data Canada Limited and their respective Subsidiaries (including those formed or acquired after the date hereof).

(i) “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

(j) “Fees” for a particular Service shall be as set forth on Annex B or Annex C, as the case may be.

(k) “First Data Indemnified Parties” means the First Data Parties (for so long as such Person is a First Data Party) and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.

(l) “First Data Parties” means First Data and its Subsidiaries (including those formed or acquired after the date hereof), other than the Western Union Parties.

(m) “First Data Services” means the Services generally described on Annex B and any other Service provided by First Data or its Affiliates pursuant to this Agreement.

(n) “First Data Systems” means any computer software program or routine or part thereof owned, licensed or provided by or for any First Data Party which is used by any Western Union Party or its suppliers on any First Data Party’s behalf pursuant to this Agreement, and any other computer software program or routine so designated in Annex B or Annex C, each as modified, maintained or enhanced from time to time by any First Data Party, any Western Union Party or any Third Party.

(o) “Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

(p) “Governmental Consents” means any material notices, reports or other filings to be made with or to, or any material consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

(q) “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges.

(r) “Party” means a First Data Party or a Western Union Party, as applicable.

(s) “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

(t) “Services” means the First Data Services or the Western Union Services, individually, or the First Data Services and the Western Union Services, collectively, as the context may indicate. “Services” shall also include those First Data and Western Union functions described in Sections 7.2(a) through 7.2(f).

(u) “Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person Controls, or has the right, power or ability to Control, that Person. After the Distribution, First Data and Western Union shall not be deemed to be under common Control for purposes hereof due solely to the fact that First Data and Western Union have common stockholders.

(v) Systems” means the First Data Systems or the Western Union Systems, individually, or the First Data Systems and the Western Union Systems, collectively, as the context may indicate.

(w) “Third Party” means a Person that is not an Affiliate of any Party hereto.

(x) “Third Party Consents” means any material consent, approval or authorization to be obtained from any Third Party that is not a Governmental Authority.

(y) “Western Union Indemnified Parties” means the Western Union Parties (for so long as such Person is a Western Union Party) and each of their Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing.

(z) “Western Union Parties” means Western Union, the Western Union Subsidiaries and any other Subsidiary of Western Union (including those formed or acquired after the date hereof), in each case, other than the Distributed Companies.

(aa) “Western Union Services” means the Services generally described on Annex C and any other Service provided by Western Union or its Affiliates pursuant to this Agreement.

(bb) “Western Union Subsidiaries” means, collectively, ECG, FFMC, GMT, Paymap, WUSI and each Subsidiary of any of the foregoing other than the Distributed Companies.

(cc) “Western Union Systems” means any computer software program or routine or part thereof owned, licensed or provided by or for any Western Union Party which is used by any First Data Party or its suppliers on any Western Union Party’s behalf pursuant to this Agreement, and any other computer software program or routine so designated on Annex B or Annex C, each as modified, maintained or enhanced from time to time by any Western Union Party, any First Data Party or any Third Party.

Section 1.2 Interpretation. (a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution;

(iii) references to any gender includes the other gender;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) references to any Article, Section or Annex means such Article or Section of, or such Annex to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) references to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) references to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x) accounting terms used herein shall have the meanings historically ascribed to them by First Data and its Subsidiaries, including Western Union, in its and their internal accounting and financial policies and procedures in effect prior to the date of this Agreement;

(xi) if there is any conflict between the provisions of the Distribution Agreement and this Agreement, the provisions of this Agreement shall control with respect to the subject matter hereof; if there is any conflict between the provisions of the body of this Agreement and the Annexes hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Annex;

(xii) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiii) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates to take such action or refrain from taking such action, as the case may be (and, accordingly, if Services are provided by Affiliates of First Data, references to “First Data” shall be deemed to be references to such Affiliate which shall provide the Services under this Agreement; if Services are provided by Affiliates of Western Union, references to “Western Union” shall be deemed to be references to such Affiliate which shall provide the Services under this Agreement); and

(xiv) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

ARTICLE II

TERM

Section 2.1 Term. The term of this Agreement shall commence on the Distribution Date and end on the first anniversary of the Distribution Date (the “Term”).

ARTICLE III

PERFORMANCE OF SERVICES

Section 3.1 General. (a) During the Term, and subject to the terms and conditions of this Agreement, First Data will provide, or will cause to be provided, the First Data Services to Western Union and its Affiliates. Unless specifically provided to the contrary on Annex B (including any performance standards set forth therein) or Annex D, all First Data Services provided pursuant to this Agreement shall be performed or provided, as applicable: (i) with the use of reasonable care; (ii) consistent with this Agreement and in substantially the same manner (including as to level, quality and timeliness) as such Services have been provided to the Western Union Business by the First Data Parties on or prior to the Distribution Date; (iii) in material compliance with applicable laws, rules and regulations; (iv) in a manner substantially consistent with the First Data Parties’ usual and customary practices with respect to the Western Union Business on or prior to the Distribution Date; and (v) with substantially the same priority under comparable circumstances as it provides such services to itself and its Subsidiaries.

(b) During the Term, and subject to the terms and conditions of this Agreement, Western Union will provide, or will cause to be provided, the Western Union Services to First Data and its Affiliates. Unless specifically provided to the contrary on Annex C (including any performance standards set forth therein) or Annex D, all Western Union Services provided pursuant to this Agreement shall be performed or provided, as applicable: (i) with the use of reasonable care; (ii) consistent with this Agreement and in substantially the same manner (including as to level, quality and timeliness) as such Services have been provided to the First Data Business by the Western Union Parties on or prior to the Distribution Date; (iii) in material compliance with applicable laws, rules and regulations; (iv) in a manner substantially consistent with the Western Union Parties’ usual and customary practices with respect to the First Data Business on or prior to the Distribution Date; and (v) with substantially the same priority under comparable circumstances as it provides such services to itself and its Subsidiaries.

Section 3.2 Additional Services. (a) If Western Union reasonably determines that additional transition services of the type previously provided by the First Data Parties to the Western Union Business are necessary to conduct the Western Union Business and Western Union or its Affiliates are not able to provide such services to the Western Union Business (each such service an “Additional First Data Service”), then Western Union may provide written notice thereof to First Data. Upon receipt of such notice by First Data, if First Data is willing, in its sole discretion, to provide such Additional First Data Service during the Term, the Parties will negotiate in good faith an amendment to Annex B setting forth the Additional First Data Service, the terms and conditions for the provision of such Additional First Data Service and the Fees payable by Western Union for such Additional First Data Service, such Fees to be determined on an arm’s-length basis.

(b) If First Data reasonably determines that additional transition Services of the type previously provided by the Western Union Parties to the First Data Business are necessary to conduct the First Data Business and First Data or its Affiliates are not able to provide such services to the First Data Business (each such service an “Additional Western Union Service”), then First Data may provide written notice thereof to Western Union. Upon receipt of such notice by Western Union, if Western Union is willing, in its sole discretion, to provide such Additional Western Union Service during the Term, the Parties will negotiate in good faith an amendment to Annex C setting forth the Additional Western Union Service, the terms and conditions for the provision of such Additional Western Union Service and the Fees payable by First Data for such Additional Western Union Service, such Fees to be determined on an arm’s-length basis.

Section 3.3 Procedure. (a) Any requests by a Party to the other Party regarding (i) the Services or (ii) any modification or alteration to the provision of the Services must be made by an Authorized Representative (it being understood that the receiving Party shall not be obligated to agree to any modification or alteration requested thereby). A Party receiving Services shall provide no less than 30 days written notice (unless a shorter time is mutually agreed upon by the Parties) to the other Party of any Services that, prior to the expiration of the Term, are no longer needed from the other Party, in which case this Agreement shall terminate as to such Services, provided that the Party providing such Services must consent to such early termination, such consent not to be unreasonably withheld, conditioned or delayed (a “Partial Termination”). The parties shall mutually agree as to the effective date of any Partial Termination. In the event of any termination prior to the expiration of the Term or of any Partial Termination hereunder, (x) with respect to any terminated Services in which the Fee for such terminated Services is charged as a flat monthly rate, the Fee for the month in which the termination occurs shall be 0% of the monthly rate for such terminated Service, in the event that the effective date of termination occurs on or prior to the 10th calendar day of such month, or 100% of the monthly rate for such Service, in the event that the effective date of termination occurs on or after the 11th calendar day of such month, and (y) with respect to any other terminated Services, all amounts due pursuant to the terms hereof with respect to the terminated Services shall be appropriately pro rated and reduced to reflect such shortened period during which such Services are actually provided hereunder, and each Party shall refund to the other Party an appropriate pro rated amount for any such Services that have been paid for in advance. Notwithstanding the preceding sentence, to the extent any amounts due or advances made hereunder related to costs or expenses that have been or will be incurred and that cannot be recovered by a Party providing Services, such amounts due or advances made shall not be pro rated or reduced and such Party shall not be required to refund to the other Party any pro rated amount for such costs or expenses; and the terminating Party shall reimburse the Party providing such Service for any Third Party cancellation or similar charges incurred as a result of such early termination. Notwithstanding anything to the contrary hereunder, each Party may avail itself of the remedies set forth in Sections 3.4(b) and 10.2 without fulfilling the notice requirements of this Section 3.3(a).

(b) In the event of a Partial Termination, this Agreement shall remain in full force and effect with respect to the Services which have not been terminated by the Parties as provided herein.

(c) Each Party acknowledges and agrees that certain of the Services to be provided under this Agreement have been, and will continue to be provided (in accordance with this Agreement) to the First Data Business or the Western Union Business, as applicable, by Third Parties designated by the Party responsible for providing such Services. To the extent so provided, the Party responsible for providing such Services shall use commercially reasonable efforts to (a) cause such Third Parties to provide such Services under this Agreement and/or (b) enable the Party seeking the benefit of such Services and its Affiliates to avail itself of such Services; provided, however, that if any such Third Party is unable or unwilling to provide any such Services, the Parties agree to use their commercially reasonable efforts to determine the manner in which such Services can best be provided (it being acknowledged and agreed that any costs or expenses to be incurred in connection with obtaining a Third Party to provide any such Services shall be paid by the Party to which such Services are provided; provided that the Party responsible for providing such Services shall use commercially reasonable efforts to communicate the costs or expenses expected to be incurred in advance of incurring such costs or expenses).

Section 3.4 Disclaimer of Warranties; Force Majure.

(a) Except as expressly set forth in this Agreement: (i) each Party acknowledges and agrees that the other Party makes no warranties with respect to the Services to be provided hereunder; and (ii) each Party hereby expressly disclaims all warranties, expressed or implied, of any kind with respect to the Services to be provided hereunder, including, without limitation, any warranty of merchantability or fitness for a particular purpose as to the Services provided hereunder. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE PROVIDED AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT WARRANTY OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

(b) If either Party, any of its Affiliates or any Third Party service provider is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, acts of terrorism, nuclear accident or other acts of God, or acts, omissions or delays in acting by any governmental or military authority or the other Party or other causes beyond the reasonable control and without the fault or negligence of such Party, then upon notice to the other Party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and, unless otherwise set forth herein to the contrary, the affected Party shall have no liability to the other Party, its Affiliates or any other Person in connection therewith. Each Party shall use commercially reasonable efforts to promptly remove such disability as soon as possible, but in any event no later than 30 days after giving notice of such disability; provided, however, that nothing in this Section 3.4(b) will be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest. It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party. If a Party is unable to provide any of the Services due to such a disability, each Party shall use commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory. In addition, upon becoming aware of a disability causing a delay in performance or preventing performance of any obligations of a Party under this Agreement, the otherwise defaulting Party shall promptly notify the other Party in writing of the existence of such disability and the anticipated duration of the disability. The Party entitled to the benefit of the Services shall have the right, but not the obligation, to engage subcontractors to perform such obligations for the duration of the period during which such disability delays or prevents the performance of such obligation by the affected Party, it being agreed that the Fees paid or payable under this Agreement with respect to the Service affected by the disability shall be reduced (or refunded, if applicable) on a dollar for dollar basis for all amounts paid by the affected Party to such subcontractors, provided that the affected Party shall not be responsible for the amount of excess fees charged by the subcontractor to perform such Services to the extent they exceed the Fees for the applicable period of disability. Notwithstanding anything to the contrary hereunder, each Party shall make the mitigation and resolution of any disability affecting its ability to perform hereunder a high priority and shall use efforts of a type, intensity and duration which, taking into account the type of Services and the significance of such Services to the other Party’s business, represent a good and professional response to such disability, but in any event no less than commercially reasonable efforts. In addition, and notwithstanding anything hereunder to the contrary, the Parties agree that this Section 3.4(d) shall not be construed so as to excuse a Party of its obligations to perform in accordance with Article VII and Article VIII at all times during the Term.

Section 3.5 Transition of Responsibilities. Each Party agrees to use commercially reasonable efforts to reduce or eliminate its and its Affiliates’ dependency on each Service as soon as is reasonably practicable. Each Party agrees to cooperate with the other Party to facilitate the smooth transition of the Services being provided to such Party by the other Party.

ARTICLE IV

COOPERATION

Section 4.1 Cooperation. Each Party shall, and shall cause its Affiliates to, use good faith efforts to cooperate with the other Party in all matters relating to the provision and receipt of the Services, including providing information and documentation sufficient for the other Party to provide the Services and making available, as reasonably requested by the other Party, timely decisions, approvals and acceptances in order that the other Party and its Affiliates may perform their respective obligations under this Agreement in a timely manner.

Section 4.2 Consents. (a) Each Party shall, and shall cause its Affiliates to, cooperate to obtain all Consents for any Third Party software or other Third Party intellectual property related to the provision of the Services sufficient to enable the Parties to perform the Services in accordance with this Agreement; provided, however, that neither Party shall be obligated under this Agreement to pay any consideration, grant any concession or incur any Liability to any third Person to obtain any such Consent. Lists that identify all Third Party software or other Third Party intellectual property the Parties reasonably believe will be used to provide the Services

(other than Additional Services), whether any Consent is believed to be required and whether such Consent has been obtained as of the date hereof are set forth on Annex D.

(b) In the event that any Consent is not obtained, then, unless and until such Consent is obtained, the Parties shall cooperate with each other in achieving a reasonable alternative arrangement for the Party entitled to the benefit of the Services to continue to process its work and for the Party providing the Services to perform such Services.

Section 4.3 Informal Dispute Resolution. The Authorized Representatives of First Data and Western Union (each of whom shall have the authority to legally bind the Party it represents) shall meet as often as shall reasonably be requested by either Party to review the performance of the other Party under this Agreement. Written minutes of such meetings may be kept. In the event of any dispute or disagreement between the Parties either with respect to the interpretation of any provision of this Agreement, or with respect to the performance by First Data or Western Union hereunder, then upon the written request of First Data or Western Union each Party shall appoint within 14 calendar days a designated officer whose task it shall be to meet for the purpose of endeavoring to resolve such dispute or to negotiate for an adjustment to such provision of the Agreement. The Parties shall use commercially reasonable efforts to cause their respective designated officers to meet within 15 days following identification of the designated officers. The designated officers shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. Such officers shall discuss the problem and/or negotiate in good faith in an effort to resolve the dispute or renegotiate the applicable provision without the necessity of any formal proceeding relating thereto. During the course of such negotiation, subject to the Parties’ respective confidentiality obligations, all reasonable requests made by either Party to the other for information shall be honored in order that each of the Parties may be fully advised in the matter. The specific format for such discussions shall be left to the discretion of the designated officers but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. Except for claims arising under Articles VII or VIII, the Parties agree to follow the dispute resolution process set forth in this Section 4.3 prior to the commencement of any Action under Section 12.14.

ARTICLE V

FEES

Section 5.1 Fees. Each Party shall pay the other Party the Fees for the Services provided by such other Party under this Agreement. The Fees for the First Data Services are set forth on Annex B and the Fees for the Western Union Services are set forth on Annex C.

Section 5.2 Taxes. To the extent required or permitted by applicable law, there shall be added to any Fees due under this Agreement, and each Party agrees to pay to the other, amounts equal to any taxes, however designated or levied, based upon such Fees, or upon this Agreement or the Systems, Services or materials provided under the Agreement, or their use, including state and local privilege or excise taxes based on gross revenue and any taxes or amounts in lieu thereof paid or payable by the Party providing Services hereunder. In the event taxes are not added to an invoice from the Party providing Services hereunder, the Party purchasing such

Services is responsible to remit to the appropriate tax jurisdiction any additional amounts due including tax, interest and penalty. If additional amounts are determined to be due on the Services provided hereunder as a result of an audit by a tax jurisdiction, the Party purchasing the Services hereunder agrees to reimburse the Party providing the Services for the additional amounts due including tax, interest and penalty. The Party providing Services hereunder will be responsible for penalty or interest associated with its failure to remit invoiced taxes. The Parties further agree that no Party to this Agreement shall be required to pay any franchise taxes, taxes based on the net income of the other Party or personal property taxes on property owned or leased by a Party and used by such Party to provide Services.

ARTICLE VI

INVOICE AND PAYMENT; AUDIT

Section 6.1 Invoices and Payment. Within 20 days following the end of each month during the Term (or within 20 days after receipt of a Third Party supplier’s invoice in the case of Services that are provided by a Third Party supplier), each Party will submit to the other Party for payment a written statement of amounts due under this Agreement for such month. For Services set forth on Annex B or Annex C, the statement will set forth the Fees, in the aggregate and itemized, set forth on Annex B or Annex C as the case may be. Each statement will specify the nature of any amounts due for any Fees as set forth on Annex B or Annex C and will contain reasonably satisfactory documentation in support of such amounts as specified therein and such other supporting detail as the other Party may reasonably require to validate such amounts due.

Section 6.2 Timing of Payment; No Offsets. Each Party will pay all undisputed amounts due pursuant to this Agreement within 30 days after the date upon which each such statement that is required to be provided hereunder is received by such Party. Neither Party shall offset any amounts owing to it by the other Party or any of its Affiliates against amounts payable by such Party hereunder or any other agreement or arrangement.

Section 6.3 Non-Payment. If either Party fails to pay the full amount of any invoice within 45 days after its receipt of the invoice, such failure shall be considered a material breach of this Agreement (except to the extent any invoiced amounts are reasonably disputed by the non-paying Party in good faith and of which dispute the non-paying Party has notified the other Party in accordance with the requirements of this Agreement). The remedies provided to each Party by this Section 6.3 and by Section 10.2 shall be without limitation of any other applicable provisions of this Agreement.

Section 6.4 Late Payments. Payments made after the date they are due shall bear interest at a rate per annum equal to the Prime Rate plus 2.0%.

Section 6.5 Audit Rights. (a) Each Party may audit (or cause an independent Third Party auditor to audit) the books, records and facilities of the other Party to the extent necessary to determine the other Party’s compliance with this Agreement with respect to Fees paid or payable pursuant to this Article VI, or the performance of its other obligations set forth in this Agreement. For any given Service, each Party shall have the right to audit the books, records and facilities of the other Party pertaining to such Service once for each twelve month period during which payment obligations are due (and at such other times as may be required by applicable law). Each Party shall also have the right to audit (or cause an independent Third Party auditor to audit) the books, records and facilities of the other Party pertaining to a particular Service within six months after the termination of such Service.

(b) Any audit shall be conducted during regular business hours and in a manner that complies with the building and security requirements of the Party being audited. Such audits shall not interfere unreasonably with the operations of the Party being audited. The Party desiring to conduct an audit shall provide notice to the Party to be audited not less than 30 days prior to the commencement of the audit and shall specify the date on which the audit will commence. The Party conducting an audit shall pay the costs of conducting such audit, unless the results of an audit reasonably indicate an overpayment by the Party conducting the audit of 10% or more (such percentage to be determined by reference to the Services which are subject to the specific audit), in which case the Party being audited shall pay the reasonable out-of-pocket costs of the Party conducting such audit. If the audit reasonably concludes that an overpayment or underpayment has occurred during the audited period, such payment shall be remitted by the Party responsible for such payment to the other Party within 30 days after notice to the Party responsible for such payment.

ARTICLE VII

INDEPENDENCE; OWNERSHIP OF ASSETS

Section 7.1 Independence. All employees and representatives of a Party and any of its Affiliates will be deemed for purposes of all compensation and employee benefits to be employees or representatives of such Party or its Affiliates (or their subcontractors) and not employees or representatives of the other Party or any of its Affiliates. In providing the Services, such employees and representatives will be under the direction, control and supervision of the Party or its Affiliates (or their subcontractors) providing such Services, and not of the Party receiving such Services. The Party or its Affiliates (or their subcontractors) providing the Services will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

Section 7.2 Ownership of Assets. (a) First Data Systems. First Data Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the First Data Parties and their suppliers. From and after the creation of any and all such First Data Systems or enhancements thereof or improvements thereto by Western Union or by any contractor, Affiliate or other Third Party on Western Union’s behalf, in each case, pursuant to this Agreement, Western Union agrees to assign and hereby assigns to First Data or the applicable First Data Party, any and all right, title and interest that Western Union or such contractor, Affiliate or Third Party may have in such First Data Systems or enhancements thereof or improvements thereto.

(b) Western Union Systems. Western Union Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of the Western Union Parties and their suppliers. From and after the creation of any and all such Western Union Systems or enhancements thereof or improvements thereto by First Data or by any contractor, Affiliate or Third Party on First Data’s behalf, in each case, pursuant to this Agreement, First

Data agrees to assign and hereby assigns to Western Union or the applicable Western Union Party, any and all right, title and interest that First Data or such contractor, Affiliate or Third Party may have in such Western Union Systems or enhancements thereof or improvements thereto.

(c) License. During the Term, each Party grants to the other and its respective suppliers a non-exclusive, royalty-free right and license to use the First Data Systems or the Western Union Systems, as applicable, solely to provide the Services contemplated hereunder. Notwithstanding anything to the contrary hereunder, each Party agrees to cooperate with the other (and shall cause its suppliers to so cooperate) to cause the orderly return of the other Party’s Systems and property upon the expiration of the Term or upon written request, whichever is earlier.

(d) Maintenance. With respect to any Systems that a First Data Party or a Western Union Party, as applicable, is required to maintain or enhance hereunder, such First Data Party or Western Union Party shall maintain the existing documentation and make any revisions to such documentation resulting from such enhancements. All right, title and interest in and to such enhancements and such documentation, whether created by the Party that provides the Service or any contractor, Affiliate or supplier on such Party’s behalf, shall be owned exclusively by and vested exclusively in the Party which owns the applicable System.

(e) Data Ownership. As between any First Data Party, on the one hand, and any Western Union Party, on the other hand, all right, title and interest in and to all data processed hereunder shall be owned exclusively by the First Data Party or Western Union Party that originally supplied it to the other. First Data and Western Union hereby assign to the other, and shall cause any of its or their contractors, Affiliates or suppliers to assign to the other, as applicable, all right, title and interest that First Data or Western Union, as applicable, may have in the other’s data.

(f) Third Party Suppliers. Each Party shall have written agreements with its employees consistent with past practices, and shall cause any contractor, Affiliate or Third Party performing Services on its behalf pursuant to this Agreement to also have written agreements with its employees that are consistent with its obligations hereunder, including the obligations to disclose and assign all right, title and interest in intellectual property rights as contemplated in this Section 7.2 and Article VIII. Each Party agrees not to voluntarily terminate or to amend or modify such agreements with respect to the provisions described above without providing at least 30 days prior written notice thereof and further agrees that any such amendments or modifications to such agreements shall be prospective only.

Section 7.3 Other Assets. Except as otherwise noted in Sections 7.1 and 7.2, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by a Party, any of its Affiliates or any Third Party service provider in connection with the provision of the Services hereunder shall remain the property of such Party, its Affiliates or such service providers and, except as otherwise provided herein, shall at all times be under the sole direction and control of such Party, its Affiliates or such Third Party service provider.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1 Confidentiality. Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith are confidential and are subject to the terms of the confidentiality provisions set forth in Section 14.8 of the Distribution Agreement.

ARTICLE IX

NO AGENCY RELATIONSHIP

Section 9.1 No Agency Relationship. Nothing in this Agreement shall be deemed to make either Party or its Affiliates the agent of the other Party or its Affiliates.

ARTICLE X

TERMINATION

Section 10.1 General. This Agreement shall terminate, and the obligation of each Party to provide all Services shall cease, on the earliest to occur of (i) the date on which the provision of all Services has been terminated by the Parties pursuant to Section 3.3, subject to the terms of Section 3.3, or (ii) the date on which the Term of this Agreement has ended pursuant to Section 2.1 or 10.2.

Section 10.2 Termination of Entire Agreement. A Party shall have the right to terminate this Agreement or effect a partial termination effective upon delivery of written notice to the other Party if the other Party: (a) makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 30 days; or (b) materially defaults in the performance of any of its covenants or obligations contained in this Agreement (or, in the case of a partial termination, with respect to the Services being terminated) and such default is not remedied to the nondefaulting Party’s reasonable satisfaction within 45 days after receipt of written notice by the defaulting Party informing such Party of such default, or if such default is not capable of being cured within 45 days, if the defaulting Party has not promptly begun to cure the default within such 45 day period and thereafter proceeded with all diligence to cure the same.

Section 10.3 Procedures on Termination. Following any termination of this Agreement in whole or in part, each Party will cooperate with the other Party as reasonably necessary to avoid disruption of the ordinary course of the other Party’s and its Affiliates’ business. Termination shall not affect any right to payment for Services provided prior to termination.

Section 10.4 Effect of Termination. Sections 3.4(c), 4.3, Article V (with respect to Fees and Taxes attributable to periods prior to termination), 6.1, 6.2, 6.4, 6.5, 10.3, this Section 10.4 and Articles I, VII, VIII, XI and XII shall survive any termination of this Agreement. For the avoidance of doubt, neither (a) termination of a particular Service hereunder nor (b)

termination of this Agreement with respect to the Services provided under one Annex, but not the other Annex, shall be a termination of this Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification by Western Union. Western Union shall indemnify, defend and hold harmless the First Data Indemnified Parties for any Losses and Expenses incurred by them in connection with or arising out of any (i) material breach of this Agreement by Western Union, its Affiliates, employees, suppliers or contractors, (ii) Western Union’s, its Affiliates’, employees’, suppliers’ or contractors’ gross negligence, willful misconduct or bad faith in the provision of the Western Union Services by Western Union, its Affiliates, employees, suppliers or contractors pursuant to this Agreement, (iii) any Action that determines that the provision by any Western Union Party and/or the receipt by the First Data Indemnified Parties of any Western Union Services infringes upon or misappropriates the intellectual property of any Third Party, to the extent that any such Losses and Expenses are determined to have resulted from Western Union’s, its Affiliates’, employees’, suppliers’ or contractors’ gross negligence, willful misconduct or bad faith, and (iv) Third Party claims arising out of the provision of the First Data Services, except to the extent that such third Person claims for Losses and Expenses are finally determined by a final non-appealable decision of a court having jurisdiction over Western Union and First Data or pursuant to Article XIII of the Distribution Agreement to have arisen out of the material breach of this Agreement, gross negligence, bad faith or willful misconduct of First Data, its Affiliates, employees, suppliers or contractors in providing the First Data Services.

Section 11.2 Indemnification by First Data. First Data shall indemnify, defend and hold harmless the Western Union Indemnified Parties for any Losses and Expenses incurred by them in connection with or arising out of (i) any material breach of this Agreement by First Data, its Affiliates, employees, suppliers or contractors, (ii) First Data’s, its Affiliates’, employees’, suppliers’ or contractors’ gross negligence, willful misconduct or bad faith in the provision of the First Data Services by First Data, its Affiliates, employees, suppliers or contractors pursuant to this Agreement, (iii) any Action that determines that the provision by any First Data Party and/or the receipt by the Western Union Indemnified Parties of any First Data Services infringes upon or misappropriates the intellectual property of any Third Party to the extent that any such Losses and Expenses are determined to have resulted from First Data’s, its Affiliates’, employees’, suppliers’ or contractors’ gross negligence, willful misconduct or bad faith, and (iv) Third Party claims arising out of the provision of the Western Union Services, except to the extent that such Losses and Expenses are finally determined by a final non-appealable decision of a court having jurisdiction over First Data and Western Union or pursuant to Article XIII of the Distribution Agreement to have arisen out of the material breach of this Agreement, gross negligence, bad faith or willful misconduct of Western Union, its Affiliates, employees, suppliers or contractors in providing the Western Union Services.

Section 11.3 Limitations and Liability. Each Party shall have a duty to mitigate the Losses and Expenses for which the other is responsible hereunder. Except for Losses or Expenses arising out of or related to the gross negligence or willful misconduct of the defaulting Party or in respect of Article VIII, in no event shall a Party’s (including its Affiliates’, employees’, contractors’ or suppliers’) cumulative aggregate liability arising under or in connection with this Agreement (or the provision of Services hereunder) exceed the greater of $10,000,000 and the amount of payments received by such Party from the other Party pursuant to this Agreement. EXCEPT FOR CLAIMS ARISING OUT OF OR RELATING TO ARTICLE VIII, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES OR THE LIKE ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (OR THE PROVISION OF SERVICES HEREUNDER), ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 11.4 Indemnification Is Exclusive Remedy. Except for equitable relief and rights pursuant to Section 6.3 or Article X, the indemnification provisions of this Article XI shall be the exclusive remedy for breach of this Agreement.

Section 11.5 Risk Allocation. Each Party agrees that the Fees charged under this Agreement reflect the allocation of risk between the Parties, including the disclaimer of warranties in Section 3.4(a) and the limitations on liability in Section 11.3. Modifying the allocation of risk from what is stated here would affect the Fees that each Party charges, and in consideration of those Fees, each Party agrees to the stated allocation of risk.

Section 11.6 Indemnification Procedures. All claims for indemnification pursuant to this Article XI shall be made in accordance with the provisions set forth in Sections 12.6 and 12.7 of the Distribution Agreement. Notwithstanding anything to the contrary hereunder, no cause of action, dispute or claim for indemnification may be asserted against either Party or submitted to arbitration or legal proceedings which accrued more than two years after the later of (a) the occurrence of the act or event giving rise to the underlying cause of action, dispute or claim and (b) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the cause of action, dispute or claim.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Entire Agreement. This Agreement, including the Annexes hereto and the sections of the Distribution Agreement referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

Section 12.2 Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, as though all acts and omissions related hereto occurred in Delaware.

Section 12.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of First Data and Western Union.

Section 12.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 12.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.6 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

Section 12.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

Section 12.8 Third Party Beneficiaries. Except to the extent otherwise provided in Article XI, the provisions of this Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.

Section 12.9 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when delivered or mailed in accordance with the terms of Section 15.9 of the Distribution Agreement.

Section 12.10 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

Section 12.11 No Public Announcement. Neither First Data nor Western Union shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that either Party shall be so obligated by law or the rules of any regulatory body, stock exchange or quotation system, in which case the other Party shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with applicable law, accounting and SEC disclosure obligations or the rules of any stock exchange.

Section 12.12 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Western Union or First Data, in its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such Party under this Agreement and, to the fullest extent legally permissible, each of Western Union and First Data, for itself and its respective stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

Section 12.13 Mutual Drafting. This Agreement shall be deemed to be the joint work product of First Data and Western Union and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 12.14 Dispute Resolution. The Parties agree that any dispute, controversy or claim between them with respect to the matters covered hereby shall be governed by and resolved in accordance with the procedures set forth in Section 4.3 hereof and in Article XIII of the Distribution Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

FIRST DATA CORPORATION

By:	/s/ Kimberly S. Patmore
	Name:	Kimberly S. Patmore
	Title:	Executive Vice President and Chief Financial Officer

THE WESTERN UNION COMPANY

By:	/s/ David G. Barnes
	Name:	David G. Barnes
	Title:	Executive Vice President Finance and Strategic Development

Annex A

AUTHORIZED REPRESENTATIVES

[Omitted]

Annex B

FIRST DATA SERVICES AND FEES

[Omitted]

Annex C

WESTERN UNION SERVICES AND FEES

[Omitted]

Annex D

THIRD PARTY SOFTWARE

[Omitted]